Exhibit 99.1

DANAHER REPORTS RECORD FIRST QUARTER 2013 RESULTS

WASHINGTON, D.C., April 18, 2013 — Danaher Corporation (NYSE:DHR) today announced results for the first quarter of 2013. All financial metrics in this release reflect only the Company’s continuing operations unless otherwise noted.

Net earnings for the quarter ended March 29, 2013 were $691.9 million, or $0.98 per share on a diluted basis, a 34% increase over diluted net earnings per share of $0.73 for the first quarter 2012. As summarized in the attached reconciliation, first quarter 2013 earnings from continuing operations include gains from the sale of the Apex Tool Group LLC joint venture and discrete tax benefits. Excluding these gains, adjusted diluted earnings per share from continuing operations for the quarter ended March 29, 2013 were $0.75, a 2.5% increase over the comparable amount in the first quarter of 2012.

Sales for the 2013 first quarter were $4.4 billion, 3% higher than the $4.3 billion reported for the 2012 first quarter. Core revenues increased 1.0% in the first quarter of 2013 compared to the first quarter of 2012.

The Company anticipates that GAAP diluted net earnings per share for the quarter ending June 28, 2013 will be in the range of $0.80 to $0.85. The Company reaffirmed its full year 2013 adjusted diluted net earnings per share guidance of $3.32 to $3.47.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “Our modest expectations for global growth heading into this year have, so far, played out largely as anticipated. The Danaher Business System continues to help us drive share gains, margins and cash flow in this low growth environment. We believe our solid recurring revenue base, the structural cost actions executed in 2012 and an attractive acquisition environment position Danaher well for the balance of 2013 and beyond.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast will be available on the “Investors” section of Danaher’s website, under the subheading “Investor Events,” shortly after the conclusion of the presentation, and the webcast will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-211-7451 within the U.S. or by dialing 913-981-5535 outside the US a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s investor conference call (access code 5544079). A replay of the conference call will be available shortly after the conclusion of the call and through Thursday, April 25, 2013. You can access the replay by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 5544079. In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Financial Information.”

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Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 63,000 associates around the world, serving customers in more than 125 countries. In 2012, we generated $18.3 billion of revenue. For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated diluted net earnings per share for the second quarter and full year 2013, the potential benefits from the Company’s recurring revenue base and fourth quarter 2012 cost reductions, the acquisition environment, the Company’s positioning for 2013 and beyond and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reduction and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other long-lived assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product defects and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, labor matters, international economic, political, legal and business factors, disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2013. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Please contact:

Matt R. McGrew Vice President, Investor Relations Danaher Corporation 2200 Pennsylvania Ave, NW Suite 800W Washington, D.C. 20037
Telephone:	(202) 828-0850
Fax:	(202) 828-0860

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 29, 2013	March 30, 2012
Sales	$4,444.7	$4,316.2
Cost of sales	(2,119.0)	(2,080.7)

Gross profit	2,325.7	2,235.5
Operating costs and other:
Selling, general and administrative expenses	(1,298.4)	(1,244.9)
Research and development expenses	(296.4)	(270.1)
Earnings from unconsolidated joint venture	—	14.4

Operating profit	730.9	734.9
Non-operating income (expense):
Gain on sale of unconsolidated joint venture	229.8	—
Interest expense	(39.2)	(39.4)
Interest income	0.9	0.7

Earnings from continuing operations before income taxes	922.4	696.2
Income taxes	(230.5)	(176.2)

Net earnings from continuing operations	691.9	520.0
Earnings from discontinued operations, net of income taxes	—	92.9

Net earnings	$691.9	$612.9

Net earnings per share from continuing operations:
Basic	$1.00	$0.75

Diluted	$0.98	$0.73

Net earnings per share from discontinued operations:
Basic	$—	$0.13

Diluted	$—	$0.13

Net earnings per share:
Basic	$1.00	$0.89 *

Diluted	$0.98	$0.86

Average common stock and common equivalent shares outstanding:
Basic	692.0	691.5
Diluted	708.4	714.0

*	Net earnings per share amount does not add due to rounding.

This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com)

DANAHER CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

($ in millions except per share data)

Actual Earnings Per Share

	Three Months Ending March 29, 2013	Three Months Ending March 30, 2012
Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$0.98	$0.73	34%

Gain on the sale of investment in Apex Tool Group LLC in the first quarter of 2013 ($230 million pre-tax, $144 million after-tax)	(0.20)	—
Retroactive reinstatement of certain federal tax provisions contained in the American Tax Relief Act of 2012 and other discrete items.	(0.03)	—

Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$0.75	$0.73	2.5%

Forecasted Earnings Per Share Guidance

	Three Months Ending June 28, 2013		Year Ending December 31, 2013
	Low End	High End	Low End	High End
Diluted Net Earnings Per Share from Continuing Operations (GAAP)	$0.80	$0.85	$3.55	$3.70
Gain on the sale of investment in Apex Tool Group LLC in the first quarter of 2013 ($230 million pre-tax, $144 million after-tax)	—	—	(0.20)	(0.20)
Retroactive reinstatement of certain federal tax provisions contained in the American Tax Relief Act of 2012 and other discrete items.	—	—	(0.03)	(0.03)

Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$0.80	$0.85	$3.32	$3.47

Core Revenue Growth

Components of Revenue Growth	Three Months Ended March 29, 2013 vs. Comparable 2012 Period
Core (non-GAAP)	1.0%
Acquisitions (non-GAAP)	3.0%
Impact of Currency Translation (non-GAAP)	-1.0%

Total Revenue Growth (GAAP)	3.0%

Adjusted Diluted Net Earnings Per Share from Continuing Operations

We disclose the non-GAAP measure of adjusted diluted net earnings per share from continuing operations, which refers to GAAP diluted net earnings per share from continuing operations, excluding the items identified in the reconciliation schedule above. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this measure provides useful information to investors by reflecting additional ways of viewing aspects of Danaher’s operations that, when reconciled to the corresponding GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company’s overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue from existing operations excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the impact from the divestiture of a product line the sales of which (prior to the divestiture) were included in sales from acquired businesses (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue from existing operations attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that these non-GAAP measures provide useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.